Exhibit 99.52

Press Release
Available for Immediate Publication: July 31, 2007

Neil J. Vannucci resigns as Director of FNB Bancorp

Source: FNB Bancorp (CA) (Bulletin Board: FNBG)

South San Francisco, California

Website: www.fnbnorcal.com

Contacts:

Tom McGraw, Chief Executive Officer (650) 875-4864

Dave Curtis, Chief Financial Officer (650) 875-4862

                    South San Francisco, California: July 31, 2007. Michael R. Wyman, Chairman of FNB Bancorp (Bulletin Board FNBG) and its subsidiary, First National Bank of Northern California, announced today that Director Neil J. Vannucci has submitted his resignation from the Board of Directors (including subcommittees of the Board of Directors) of FNB Bancorp and First National Bank of Northern California, effective August 24, 2007.

                    In his letter to the Board, Mr. Vannucci stated “I have been privileged to serve as a director of this wonderful Bank for almost twenty years and I am very grateful for that opportunity. I’m confident that the board and management will continue the tradition of providing a great working environment for our employees, offering outstanding service to our valued customers and rewarding the investment of our shareholders. It’s simply time for me to enjoy full-time retirement.”

                    “Neil has been an outstanding director over the past nineteen years. His guidance, independence and numerous contributions have played a very important role in the Bank’s success,” said Wyman. Lawrence Vannucci, Mr. Vannucci’s uncle, was one of the six original founders of the Bank in 1963. Wyman added “While we understand Neil’s desire to enjoy retirement, his leadership and active participation as a board member will be missed. For all his efforts on behalf of the Bank, we wish Neil and his family the best.”

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events o f September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release